As filed with the Securities and Exchange Commission on October 9, 2007

Registration no. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________

EMPIRE FINANCIAL HOLDING COMPANY

(Exact name of Registrant as specified in its charter)

____________

FLORIDA	56-3627212
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2170 West State Road 434, Suite 100

Longwood, Florida 32779

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2000 Incentive Compensation Plan; 2007 Incentive Compensation Plan

(Full title of the plan)

DONALD A. WOJNOWSKI, JR

Chief Executive Officer

2170 West State Road 434, Suite 100

Longwood, Florida 32779

(Name and address of agent for service)

(800) 569-3337

(Telephone number, including area code, of agent for service)

Copies to:

Stephen A. Zelnick, Esq.

Morse, Zelnick, Rose & Lander, LLP

405 Park Avenue

New York, New York 10022

(212) 838-8040

(212) 838-9190 (Facsimile)

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
Title of		Maximum	Aggregate	Amount of
Securities to be	Amount to be	Offering Price	Offering	Registration
Registered	Registered(1)	Per Share	Price	Fee

Common Stock, ($0.01 par value per share) issuable pursuant to the Amended and Restated 2000 Incentive Compensation Plan	3,000,000	$1.175 (2)	$3,525,000	$108.22

Common Stock, ($0.01 par value per share) issuable pursuant to the 2007 Incentive Compensation Plan	4,000,000	$1.175 (2)	$4,700,000	$144.29

__________

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sales prices of the Registrant’s Common Stock on October 4, 2007, as reported on the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

This Registration Statement is filed with respect to securities issuable pursuant to two employee benefit plans of Empire Financial Holding Company, the Amended and Restated 2000 Incentive Compensation Plan (the “2000 Plan”) and the 2007 Incentive Compensation Plan (the “2007 Plan”). We will send or give the documents containing the information specified in Part I of Form S-8 to participants under the 2000 Plan or the 2007 Plan, as applicable, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We do not need to file these documents with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide plan participants, without charge and upon written or oral request, (i) the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, which shall, taken together, constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act and (ii) the documents required to be delivered to employees pursuant to Rule 428(b). All requests should be sent to Donald A. Wojnowski Jr., President, Empire Financial Holding Company, 2170 West State Road 434, Suite 100, Longwood, Florida 32779.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated in this Prospectus by reference:

(1)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(2)	Quarterly Report on Form 10-QSB for the fiscal quarters ended March 30, 2007 and June 30, 2007;

(3)	Current Reports on Form 8-K filed on January 24, March 13, March 23, March 27, April 10, and August 24, 2007; and

(4)

The description of Empire Financial Holding Company’s Common Stock, contained in its Registration Statement on Form 8-A, filed on April 5, 2002, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such information.

Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Empire Financial Holding Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Empire Financial Holding Company, 2170 West State Road 434, Suite 100, Longwood, Florida 32779, telephone: (800) 569-3337, Attn: Donald A. Wojnowski Jr., President and Chief Executive Officer.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We have the authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify our directors and officers to the fullest extent provided for in the FBCA. Our Articles of Incorporation and Amended and Restated Bylaws provide that we may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent permitted by law either now or hereafter. We are also a party to indemnification agreements with each of our directors and officers and have purchased directors’ and officers’ liability insurance covering our directors and officers in amounts customary for similarly situated companies.

The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) voting for or assenting to an unlawful distribution, (iv) violation of a criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (v) any transaction from which the director derived an improper personal benefit, and (vi) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The FBCA does not affect a director’s responsibilities under any other law, such as the federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See “Exhibit Index” below.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longwood, State of Florida on October 9, 2007.

EMPIRE FINANCIAL HOLDING COMPANY

By:	/s/ DONALD A. WOJNOWSKI, JR.
Donald A. Wojnowski, Jr.
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Donald A. Wojnowski, Jr. and Stephen A. Zelnick, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 2007.

Signature	Title

/s/ DONALD A. WOJNOWSKI, JR. Donald A. Wojnowski, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JAMES M. MATTHEW James M. Matthew	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

____________________ Steven M. Rabinovici	Director

/s/ JOHN C. RUDY John C. Rudy	Director

/s/ BRADLEY L. GORDON Bradley L. Gordon	Director

____________________ Kirk M. Warshaw	Director

INDEX TO EXHIBITS

Certain of the following exhibits were filed as Exhibits to previous filings filed by the registrant under the Securities Act of 1933, as amended, or reports filed under the Securities and Exchange Act of 1934, as amended, and are hereby incorporated by reference.

Exhibit Number	Description

4.1	Specimen stock certificate (1)
10.1	Amended and Restated 2000 Incentive Compensation Plan (2)
10.29	2007 Incentive Compensation Plan (3)
5.1	Opinion of Morse, Zelnick, Rose & Lander, counsel to the Registrant
23.1	Consent of Morse, Zelnick, Rose & Lander, (included in Exhibit 5.1)
23.2	Consent of Miller Ellin and Company, LLP, Independent Registered Public Accounting Firm
24.1	Power of attorney (included on the signature pages of this registration statement)

_________________

(1)        Incorporated by reference to exhibit 4.2 to Empire Financial Holding Company’s Registration Statement on Form S-1/A, Registration No. 333-86365, filed on March 24, 2000.

(2)        Incorporated by reference to Appendix A to Empire Financial Holding Company’s definitive proxy statement on Schedule 14A filed on August 1, 2006.

(3)        Incorporated by reference to Appendix A to Empire Financial Holding Company’s definitive proxy statement on Schedule 14A filed on August 23, 2007.